CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend

CINCINNATI, August 14, 2006 -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors has declared a 33½ cents per share regular quarterly cash dividend payable October 16, 2006, to shareholders of record on September 22, 2006. The current dividend level reflects the 9.8 percent increase in the quarter dividend rate announced by the board in February. That action set the stage for the 46th consecutive increase in the indicated annual cash dividend.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, “Our associates and agents worked together in the first half of 2006 to achieve strong property casualty insurance underwriting results, despite higher weather-related catastrophe losses. At the same time, our income from investment operations set a new record. The dividend recognizes and rewards our loyal shareholders, who support our emphasis on increasing shareholder value over the long term.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

6200 S. Gilmore Road, Fairfield, Ohio  45014-5141